UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

EMPERY DIGITAL INC.
(Name of Registrant as Specified In Its Charter)

ATG CAPITAL OPPORTUNITIES FUND LP ATG CAPITAL MANAGEMENT LP ATG CAPITAL MANAGEMENT GP LLC GABRIEL D. GLIKSBERG JAMES C. ELBAOR MEREDITH S. KIRSHENBAUM AARON T. MORRIS
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ATG Capital Opportunities Fund LP, together with the other participants named herein (collectively, “ATG Capital”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2026 annual meeting of stockholders of Empery Digital Inc., a Delaware corporation.

On September 17, 2026, ATG Capital issued the following press release:

ATG Capital Releases Investor Presentation on Empery Digital and the Need for Targeted Boardroom Change at the Company

Sets the Record Straight Regarding Misrepresentations Included in Empery Digital’s Recent Communications

Urges Stockholders to Vote “FOR” All Four of its Nominees at the Annual Meeting

MIAMI, FLORIDA, September 17, 2026 -- ATG Capital Management LP (“ATG Capital”), together with certain of its affiliates, is the beneficial owner of 4,500,000 shares of Empery Digital Inc. (Nasdaq: EMPD) (“Empery Digital” or the “Company”) and its largest non-affiliated stockholder, has released a detailed investor presentation (the “Presentation”) in connection with the Company’s upcoming Annual Meeting of Stockholders to elect members of the Company’s board of directors (the “Board”) on October 14, 2026 (the “Annual Meeting”).

The full Presentation can be found at link.

ATG Capital also wishes to correct several false and misleading statements in the Company’s recent communications.

The Delaware Chancery Court (the “Court”) found that ATG Capital complied with the Company’s Bylaws (the “Bylaws”). The Court held that “Empery had no advance notice bylaw provision requiring disclosure of the information the board” claimed was missing, and that Tice Brown was NOT a participant in ATG Capital’s solicitation.

The Court further found that the Board’s rejection was baseless. The Court stated: “The contractual violations asserted in the Rejection Letter did not exist.”1

The Court also held that the Board breached its fiduciary duties in rejecting ATG Capital’s nomination notice (“ATG Capital’s Nomination Notice”). The Court did so for good reason: the Board’s actions were “preclusive,” and “assured the incumbents faced an uncontested election.”2 This was by design – transcripts of the Board meetings that came to light during the litigation specifically state that the Board acted to preserve “control” and to take all such actions that are “necessary in order for the board to remain in its position.”3

1 ATG Capital Opportunities Fund LP v. Lane, et al., C.A. No. 2026-0349-LWW (Del. Ch. Aug. 28, 2026) (Will, V.C.) (Memorandum Opinion).

2 Id.

3 ATG Capital Opportunities Fund LP v. Lane, et al., (Will, V.C.) (Trial Joint Exhibit 416 (March 16, 2026 Board Transcript)).

It was the Board that forced litigation, wasting in excess of $20MM of stockholders’ money – the overwhelming amount of which went to Lane’s brother-in-law’s law firm, a related party transaction that did not have the prior approval of the Audit Committee. The primary purpose of these costs does not appear to be for stockholders’ benefit but for the directors entrenching themselves and preventing stockholders from having a choice at the ballot. The Board did so intentionally: Lane pushed the Board to reject ATG Capital’s Nomination Notice, in the hopes that ATG Capital would “go away” and be “gone”4 because challenging the rejection would force ATG Capital to “spend” significant sums to “go through this battle.”5 At the March 26 meeting, Lane admitted that they “threw the kitchen sink” into the rejection letter to see what sticks.6

The transcripts of the Board meetings also make clear that Lane and the Board did not truly believe that ATG Capital and Mr. Brown were acting together or had formed a group. Lane specifically acknowledged in the March 16 meeting that “this Gabby [sic] guy… [is] saying things that are completely contradictory to basically what Tice, the other activist, has said.”7 To make the record absolutely clear: ATG Capital and Mr. Brown are not and have never been in a group, and have never had any agreements with respect to Empery Digital. Messrs. Gliksberg and Brown’s trial testimony was unequivocal. As Mr. Brown testified “I’ve never had any agreement with ATG [Capital or] Gabi.”8 ATG Capital and Mr. Brown’s lack of group activity is made crystal clear by the fact that they submitted separate competing slates of director candidates and would have been in opposing proxy solicitations had the Company not rejected Mr. Brown’s nomination.

Finally, the Company’s recent claim – that at “the outset of the dispute with ATG [Capital,] the Company… offer[ed] one ATG [Capital] nominee a seat on the Company’s Board” and “ATG refused that offer” – is patently false. ATG Capital was never offered Board representation. Both the Company’s and ATG Capital’s definitive proxy statements include substantially identical disclosure concerning the resolution of their discussions on February 12, 2026 – specifically that “counsel to the Company conveyed that the Board did not believe changes to the Board’s composition were warranted.”9 Not only was no seat ever offered, but as uncovered during the trial proceedings, Lane did not even inform the Board of ATG Capital’s settlement outreach. Instead, Lane acted unilaterally to terminate discussions. When ATG Capital later submitted its nomination notice, he told the Board that the Company should “[r]eject their nominations in a letter, and, see where it goes.”10 The Board, which never received or asked to review ATG Capital’s Nomination Notice, accepted Lane’s recommendation without any independent review.

The record is clear and uncontroverted: ATG Capital submitted its Nomination Notice on February 26, 2026. It then received NO communication from the Company until one month later, on March 26, 2026, when the Company – at Lane’s direction – delivered the rejection letter, the goal of which was, as noted above, to make ATG Capital “go away” and be “gone.”11 Despite the blatant fabrication, we appreciate the Company’s stated willingness to seek a resolution. ATG Capital stands ready to actually and constructively engage with the Company for a potential resolution for the benefit of all stockholders.

4 Id.

5 ATG Capital Opportunities Fund LP v. Lane, et al., (Will, V.C.) (Trial Joint Exhibit 495 (March 26, 2026 Board Transcript)).

6 Id.

7 ATG Capital Opportunities Fund LP v. Lane, et al., (Will, V.C.) (Trial Joint Exhibit 416 (March 16, 2026 Board Minutes)).

8 ATG Capital Opportunities Fund LP v. Lane, et al., (Will, V.C.) (Trial Transcript, Trial Vol. I).

9 Empery Digital DEFC14A (filed Sept. 3, 2026) — sec.gov/Archives/edgar/data/1829794/000168316826006915/empery_defc14a.htm; ATG Fund DEFC14A (filed Sept. 4, 2026) — sec.gov/Archives/edgar/data/1829794/000092189526002480/defc14a13914005_09042026.htm.

10 ATG Capital Opportunities Fund LP v. Lane, et al., (Will, V.C.) (Trial Joint Exhibit 416 (March 16, 2026 Board Minutes)).

11 Id.

Next Steps

The Court held that the Board improperly substituted its view over stockholders’ in an attempt to ensure that the incumbents would face an uncontested election.  Rather than accepting responsibility for their actions after the Court’s decision, the Board sought an immediate appeal in a further attempt to disenfranchise stockholders, which the Court denied on September 15.12 Stockholders will get the choice they are entitled to, and they will make that choice on October 14.

ATG Capital urges stockholders to review the Presentation and ATG Capital’s proxy statement, which set out ATG Capital’s complete views in detail.

Vote FOR ATG Capital's Four Nominees

Vote FOR James C. Elbaor, Gabriel D. Gliksberg, Meredith S. Kirshenbaum and Aaron T. Morris on the GOLD proxy card today to support a refreshed Board focused on maximizing value for ALL Empery stockholders.

Do NOT vote for Rohan Chauhan, Ryan Lane, Orn Olason or Ian Read.

Questions about how to vote? Contact Saratoga Proxy Consulting LLC at (888) 368-0379 or info@saratogaproxy.com.

About ATG Capital Management LP

ATG Capital Management LP is a privately-held investment firm that manages investment vehicles for select accredited investors. ATG Capital invests primarily in public equity markets, utilizing alternative strategies including direct and constructive engagement, in pursuit of providing superior investment returns.

Media & Investor Contact

Saratoga Proxy Consulting LLC
John Ferguson, (212) 257-1311
jferguson@saratogaproxy.com

12 ATG Capital Opportunities Fund LP v. Lane, et al., (Will, V.C.) (Letter Opinion Resolving Application for Interlocutory Review).